On April 20, 2011, NASDAQ Listing Qualifications staff (Staff) notified ShengdaTech, Inc. (Company) that it determined to delist the Company based on its broad discretionary authority under Rule 5101 and the Companys failure to comply with Rule 5250(b)(1), IM-5250-1, Rule 5605(c)(3), IM-5605, and Rule 5250(c)(1). On April 27, 2011, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On May 16, 2011, Staff notified the Company that it had not filed its Form 10Q for the period ended March 31, 2011, which served as an additional basis for delisting.
A Panel hearing was held on May 26, 2011. On June 8, 2011, the Panel issued a decision that denied the Companys request for continued listing and determined to delist the Companys securities. Pursuant to the Panel decision, the Companys securities were suspended from trading at the open of trading on June 10, 2011. On June 21, 2011, the Company exercised its right to appeal the June 8, 2011 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On August 22, 2011, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On November 23, 2011, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).